UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 6)

Audax Credit BDC Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

05070P 108
(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☑ Rule 13d-1(b)
☐ Rule 13d-1(c)
☐ Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 05070P 108	SCHEDULE 13G	Page 2 of 12 Pages

1	NAMES OF REPORTING PERSONS
Mercer Investments LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
38,343,453

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
38,343,453

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
38,343,453

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
99%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA;CO

CUSIP No. 05070P 108	SCHEDULE 13G	Page 3 of 12 Pages

1	NAMES OF REPORTING PERSONS
Mercer (US) Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
38,343,453

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
38,343,453

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
38,343,453

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
99%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC;CO

CUSIP No. 05070P 108	SCHEDULE 13G	Page 4 of 12 Pages

1	NAMES OF REPORTING PERSONS
Mercer LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
38,343,453

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
38,343,453

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
38,343,453

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
99%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC;CO

CUSIP No. 05070P 108	SCHEDULE 13G	Page 5 of 12 Pages

1	NAMES OF REPORTING PERSONS
Mercer Consulting Group, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
38,343,453

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
38,343,453

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
38,343,453

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
99%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC;CO

CUSIP No. 05070P 108	SCHEDULE 13G	Page 6 of 12 Pages

1	NAMES OF REPORTING PERSONS
Marsh & McLennan Companies, Inc. (US)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
38,343,453

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
38,343,453

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
38,343,453

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
99%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC;CO

CUSIP No. 05070P 108	SCHEDULE 13G	Page 7 of 12 Pages

Item 1(a).	Name of Issuer: Audax Credit BDC Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices: 101 Huntington Avenue Boston, Massachusetts 02199

Item 2(a).
Name of Person Filing:

(i)    Mercer Investments LLC (“Mercer Investments”)
(ii)   Mercer (US) Inc. (“Mercer US”)
(iii)  Mercer LLC (“Mercer”)
(iv)  Mercer Consulting Group, Inc. (“Mercer Consulting”)
(v)   Marsh & McLennan Companies, Inc. (US) (“MMC”)

Item 2(b).
Address of Principal Business Office or, if none, Residence:

(i)    Mercer Investments:
        99 High Street
        Boston, Massachusetts 02110

(ii)   Mercer US, Mercer, Mercer Consulting and MMC:
        1166 Avenue of the Americas
        New York, New York 10036

Item 2(c).	Citizenship: (i) Mercer Investments, Mercer US, Mercer and MMC: Delaware (ii) Mercer Consulting: New York

Item 2(d).	Title of Class of Securities: Common Stock, par value $0.001 per share

Item 2(e).	CUSIP Number: 05070P 108

CUSIP No. 05070P 108	SCHEDULE 13G	Page 8 of 12 Pages

Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or
240.13d-2(b) or (c), Check Whether the Person Filing Is a(n):

(a)	☐ Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☒ Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

(f)	☐ Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g)	☒ Parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

(h)	☐ Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with Section 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____________________________ .

CUSIP No. 05070P 108	SCHEDULE 13G	Page 9 of 12 Pages

Item 4.	Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a).	Amount beneficially owned:

	(i)	Mercer Investments:		38,343,453
	(ii)	Mercer US:		38,343,453
	(iii)	Mercer:		38,343,453
	(iv)	Mercer Consulting:		38,343,453
	(v)	MMC:		38,343,453

(b).	Percent of class:

	(i)	Mercer Investments:		99%
	(ii)	Mercer US:		99%
	(iii)	Mercer:		99%
	(iv)	Mercer Consulting:		99%
	(v)	MMC:		99%

(c).	Number of shares as to which the person has:

	(1)	Sole power to vote or to direct the vote:
		(i)	Mercer Investments:	38,343,453
		(ii)	Mercer US:	0
		(iii)	Mercer:	0
		(iv)	Mercer Consulting:	0
		(v)	MMC:	0

	(2)	Shared power to vote or to direct the vote:
		(i)	Mercer Investments:	0
		(ii)	Mercer US:	38,343,453
		(iii)	Mercer:	38,343,453
		(iv)	Mercer Consulting:	38,343,453
		(v)	MMC:	38,343,453

	(3)	Sole power to dispose or to direct the disposition of:
		(i)	Mercer Investments:	38,343,453
		(ii)	Mercer US:	0
		(iii)	Mercer:	0
		(iv)	Mercer Consulting:	0
		(v)	MMC:	0

	(4)	Shared power to dispose or to direct the disposition of:
		(i)	Mercer Investments::	0
		(ii)	Mercer US:	38,343,453
		(iii)	Mercer:	38,343,453
		(iv)	Mercer Consulting:	38,343,453
		(v)	MMC:	38,343,453

CUSIP No. 05070P 108	SCHEDULE 13G	Page 10 of 12 Pages

Item 5.	Ownership of Five Percent or Less of a Class: Not Applicable

Item 6.
Ownership of More Than Five Percent on Behalf of Another Person:

Clients of Mercer Investments have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, the securities reported herein.  No client of Mercer Investments currently has an interest in the securities reported herein in excess of 5 percent except Mercer Audax Credit Feeder Fund LP, a Cayman Islands exempted limited partnership (the “Fund”).  The Fund has solely an economic interest in the shares reported herein and no beneficial interest based upon the terms and conditions of the investment management arrangements entered into between Mercer Investments and the Fund

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: Mercer Investments LLC – Investment Adviser

Item 8.	Identification and Classification of Members of the Group: Not Applicable

Item 9.	Notice of Dissolution of Group: Not Applicable

Item 10.
Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

CUSIP No. 05070P 108	SCHEDULE 13G	Page 11 of 12 Pages

SIGNATURES

The undersigned certify, after reasonable inquiry and to the best knowledge and belief of the undersigned, that the information set forth in this Amendment No. 6 to the Statement on Schedule 13G is true, complete and correct.  The undersigned agree to the filing of this single Amendment No. 6 to the Statement on Schedule 13G.

Mercer Investments LLC

Date: February 12, 2021	By: /s/ Stephen Gouthro
Name: Stephen Gouthro
Title: Chief Operating Officer

Mercer (US) Inc.

Date: February 12, 2021	By: /s/ Jackie Marks
Name: Jackie Marks
Title: Chief Financial Officer

Mercer LLC

Date: February 12, 2021	By: /s/ Jackie Marks
Name: Jackie Marks
Title: Chief Financial Officer

Mercer Consulting Group, Inc.

Date: February 12, 2021	By: /s/ Jackie Marks
Name: Jackie Marks
Title: Chief Financial Officer

Marsh & McLennan Companies, Inc. (US)

Date: February 12, 2021	By: /s/ Katherine Brennan
Name: Katherine Brennan
Title: Deputy General Counsel, Corporate Secretary and Chief Compliance Officer

CUSIP No. 05070P 108	SCHEDULE 13G	Page 12 of 12 Pages

EXHIBIT 1
WHEREAS, in accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act"), only one joint Statement and any amendments thereto need to be filed whenever one or more persons are required to file such a Statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such Statement or amendments thereto is filed on behalf of each of them;
NOW, THEREFORE, the parties hereto agree as follows:
Mercer Investments LLC, Mercer (US) Inc., Mercer LLC, Mercer Consulting Group, Inc. and Marsh & McLennan Companies, Inc. (US) do hereby agree, in accordance with Rule 13d-1(k)(1) under the Act, to file an Amendment No. 6 to the Statement on Schedule 13G relating to their ownership of the Common Stock of the Issuer, and do hereby further agree that said Amendment No. 6 to the Statement on Schedule 13G shall be filed on behalf of each of them.

Mercer Investments LLC

Date: February 12, 2021	By: /s/ Stephen Gouthro
Name: Stephen Gouthro
Title: Chief Operating Officer

Mercer (US) Inc.

Date: February 12, 2021	By: /s/ Jackie Marks
Name: Jackie Marks
Title: Chief Financial Officer

Mercer LLC

Date: February 12, 2021	By: /s/ Jackie Marks
Name: Jackie Marks
Title: Chief Financial Officer

Mercer Consulting Group, Inc.

Date: February 12, 2021	By: /s/ Jackie Marks
Name: Jackie Marks
Title: Chief Financial Officer

Marsh & McLennan Companies, Inc. (US)

Date: February 12, 2021	By: /s/ Katherine Brennan
Name: Katherine Brennan
Title: Deputy General Counsel, Corporate Secretary and Chief Compliance Officer